Exhibit 10.22

TAX MATTERS AGREEMENT
by and among
Herc Holdings Inc.,
The Hertz Corporation,
Herc Rentals Inc.
and
Hertz Global Holdings, Inc.
Dated as of , 2016

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

		Page
Section 1.01	General	2
Section 1.02	Additional Definitions	9
ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION
ARTICLE III

TAX-FREE STATUS OF THE DISTRIBUTION

Section 3.01	Representations and Warranties	15
Section 3.02	Restrictions Relating to the Distribution	15
Section 3.03	Procedures Regarding Opinions and Rulings	18

i

ARTICLE IV

COOPERATION

Section 4.01	General Cooperation	19
Section 4.02	Retention of Records	20
ARTICLE V

MISCELLANEOUS

ii

TAX MATTERS AGREEMENT
THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of , 2016, is by and between Herc Holdings Inc. (f/k/a Hertz Global Holdings, Inc.), a Delaware corporation (“HERC Parent”), The Hertz Corporation, a Delaware corporation (“THC”), Herc Rentals Inc. (f/k/a Hertz Equipment Rental Corporation), a Delaware corporation (“HERC”) and Hertz Global Holdings, Inc. (f/k/a Hertz Rental Car Holding Company, Inc.), a Delaware corporation (“RAC Parent”). Each of HERC Parent, THC, HERC and RAC Parent is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”
WHEREAS, HERC Parent, through its various subsidiaries, is engaged in the Car Rental Business (as defined below) and the Equipment Rental Business (as defined below);
WHEREAS, the board of directors of HERC Parent has determined that it is in the best interests of HERC Parent, its shareholders and RAC Parent to create a separate publicly-traded company that will operate the Car Rental Business;
WHEREAS, HERC Parent and RAC Parent have entered into the Distribution Agreement, pursuant to which (i) HERC Parent and its subsidiaries will undertake certain internal restructuring transactions, (ii) HERC Parent will contribute certain entities conducting the Car Rental Business to RAC Parent and (iii) all of the stock of RAC Parent will be distributed by HERC Parent to its stockholders on a pro rata basis (the “Distribution”);
WHEREAS, prior to consummation of the Distribution, HERC Parent was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code of which each of THC, HERC and RAC Parent was a member;
WHEREAS, the Parties intend that, for federal income Tax purposes, each of the Spin-Offs will qualify as tax-free to HERC Parent and its subsidiaries, RAC Parent and HERC Parent’s stockholders pursuant to Sections 355 and (to the extent applicable) 368 and related provisions of the Code; and
WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Spin-Offs.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:
ARTICLE I

DEFINITIONS
Section 1.01    General. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 5.01.
“Affiliate” has the meaning set forth in the Distribution Agreement.
“Affiliated Group” means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Agreements” has the meaning set forth in the Distribution Agreement.
“Car Rental Business” has the meaning set forth in the Distribution Agreement.
“Closing Date” means the date on which the Distribution occurs.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Consolidated Taxes” means (i) United States federal income Taxes and (ii) any other income Taxes determined on a consolidated, combined, unitary or similar basis.
“Counsel” means Debevoise & Plimpton LLP.
“Disqualifying Action” means a HERC Parent Disqualifying Action or a RAC Parent Disqualifying Action.
“Distribution” has the meaning set forth in the recitals to this Agreement.
“Distribution Agreement” means the Separation and Distribution Agreement by and between RAC Parent and HERC Parent dated as of [ ], 2016.
“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable

Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.
“Effective Time” means the time at which the Distribution is effective pursuant to the Distribution Agreement.
“Employee Matters Agreement” means the Employee Matters Agreement by and between RAC Parent and HERC Parent dated as of [ ], 2016.
“Equipment Rental Business” has the meaning set forth in the Distribution Agreement.
“Extraordinary Transaction” shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the Spin-Offs.
“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
“HERC” has the meaning set forth in the preamble to this Agreement.
“HERC Parent” has the meaning set forth in the preamble to this Agreement.
“HERC Parent Consolidated Group” means the Affiliated Group of which HERC Parent is the common parent corporation.
“HERC Parent Consolidated Return” shall mean any Tax Return filed by HERC Parent or any HERC Subsidiary as the common parent in respect of Consolidated Taxes.
“HERC Parent Disqualifying Action” means (i) any action (or the failure to take any action) within its control by HERC Parent or any HERC Subsidiary (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of HERC Parent, any assets of HERC Parent or any assets of any HERC Subsidiary that, or (iii) any breach by HERC Parent or any HERC Subsidiary of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “HERC Parent Disqualifying Action” shall not include any action described in the Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Spin-Offs.
“HERC Parent Group” means, individually or collectively, as the case may be, HERC Parent and any HERC Parent Subsidiary.
“HERC Parent Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by HERC Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which HERC Parent would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from HERC Parent and/or one or more holders of outstanding shares of HERC Parent capital stock, as the case may be, a number of shares of HERC Parent capital stock that would, when combined with any other changes in ownership of HERC Parent capital stock pertinent for purposes of Section 355(e) of the Code, compose 40% or more of (A) the value of all outstanding shares of stock of HERC Parent as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of HERC Parent as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a HERC Parent Proposed Acquisition Transaction shall not include (A) the adoption by HERC Parent of a shareholder rights plan or any modification thereof or (B) issuances by HERC Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“HERC Parties” means HERC Parent and HERC.

“HERC Subsidiary” means any Subsidiary of HERC Parent immediately after the Effective Time.
“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.
“Indemnified Party” means the Party that is entitled to seek indemnification from the other Party pursuant to the provisions of Section 2.01.
“Internal Reorganization” has the meaning set forth in the Distribution Agreement.
“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.
“IRS Ruling” means the federal income tax ruling, and any supplements thereto, issued to HERC Parent by the IRS in connection with the Spin-Offs.
“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).
“Notified Action” has the meaning set forth in Section 3.03(a).
“Opinions” means the opinions of Counsel and of KPMG, LLP with respect to certain Tax aspects of the Spin-Offs.
“Party” has the meaning set forth in the preamble to this Agreement.
“Person” has the meaning set forth in the Distribution Agreement.
“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Pre-Closing Payment Amount” has the meaning set forth in Section 2.02(a).
“Proposed Acquisition Transaction” means a HERC Parent Proposed Acquisition Transaction or a RAC Parent Proposed Acquisition Transaction.
“Restriction Period” has the meaning set forth in Section 3.02(b).

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.
“RAC Parent” has the meaning set forth in the preamble to this Agreement.
“RAC Parent Disqualifying Action” means (i) any action (or the failure to take any action) within its control by RAC Parent or any RAC Subsidiary (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of RAC Parent, any assets of RAC Parent or any assets of any RAC Subsidiary that, or (iii) any breach by RAC Parent or any RAC Subsidiary of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “RAC Parent Disqualifying Action” shall not include any action described in the Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Spin-Offs.
“RAC Parent Group” means, individually or collectively, as the case may be, RAC Parent and any RAC Subsidiary.
“RAC Parent Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by RAC Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which RAC Parent would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from RAC Parent and/or one or more holders of outstanding shares of RAC Parent capital stock, as the case may be, a number of shares of RAC Parent capital stock that would, when combined with any other changes in ownership of RAC Parent capital stock pertinent for purposes of Section 355(e) of the Code, compose 40% or more of (A) the value of all outstanding shares of stock of RAC Parent as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of RAC Parent as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a RAC Parent Proposed Acquisition Transaction shall not include (A) the adoption by RAC Parent of a shareholder rights plan or any modification thereof or (B) issuances by RAC Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“RAC Parties” means RAC Parent and THC.
“RAC Subsidiary” means any Subsidiary of RAC Parent immediately after the Effective Time.
“Section 3.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definitions of HERC Parent Proposed Acquisition Transaction and RAC Parent Proposed Acquisition Transaction were 25% instead of 40%.
“Spin-Offs” means the First Internal Spin-Off and the Second Internal Spin-Off (as each of such terms are used with respect to the Internal Reorganization) and the Distribution.
“Standalone Taxes” means Taxes other than Consolidated Taxes.
“Subsidiary” has the meaning set forth in the Distribution Agreement.
“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes of any kind whatsoever, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).
“Tax-Free Status of the Transactions” means the tax-free treatment accorded to the Spin-Offs as set forth in the IRS Ruling and the Opinions.
“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Tax Item” shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Materials” has the meaning set forth in Section 3.01(a).
“Tax Matter” has the meaning set forth in Section 4.01.
“Tax Notice” has the meaning set forth in Section 2.06(a).
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.
“THC” has the meaning set forth in the preamble to this Agreement.
“Transaction Taxes” shall mean (i) any Tax resulting from any income or gain recognized by HERC Parent, RAC Parent or their Affiliates as a result of any of the Spin-Offs failing to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code or corresponding provisions of other applicable Tax Laws and (ii) any Tax resulting from any income or gain recognized by HERC Parent or its Affiliates under Treasury Regulation Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of any of the Spin-Offs.
“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on any of the transactions contemplated by the Distribution Agreement that are effective at or before the Effective Time and not, for the avoidance of doubt, any Taxes incurred as a result of any changes to the legal entities of the members of the HERC Parent Group or the operation of the Equipment Rental Business following the Effective Time.
“Transition Services Agreement” means the Transition Services Agreement by and between RAC Parent and HERC Parent dated as of [ ], 2016.
“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally-recognized law firm to the effect that a transaction will not affect the Tax-Free Status of the Transactions.
“U.S.” means the United States of America.

Section 1.02    Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.
ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION
Section 2.01    Responsibility for Taxes; Indemnification.
(a)     The HERC Parties shall indemnify and hold harmless the RAC Parent Group for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of HERC Parent or any member of the HERC Parent Consolidated Group imposed upon the RAC Parent Group by reason of the RAC Parent Group being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law, except to the extent attributable to Taxes for which any member of the RAC Parent Group is responsible under this Agreement; (ii) HERC Parent’s portion of any Transaction Taxes determined pursuant to Section 2.03; (iii) HERC Parent’s portion of any Transfer Taxes determined pursuant to Section 2.05; (iv) any Taxes of the RAC Parent Group resulting from the breach of any obligation or covenant of HERC Parent under this Agreement; (v) any Taxes of the HERC Parent Group for any Post-Closing Period; and (vi) any Standalone Taxes of HERC Parent or any HERC Subsidiary for any Tax period.
(b)     The RAC Parties shall indemnify and hold harmless the HERC Parent Group for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of the RAC Parent Group for any Post-Closing Period other than Taxes described in Section 2.01(a); (ii) any Consolidated Taxes of the RAC Parent Group (applying the principles of the last sentence of Section 2.02(a)) for any Pre-Closing Period in excess of the Pre-Closing Payment Amount (as adjusted under Section 2.02(b)); (iii) any Taxes of the HERC Parent Group resulting from the breach of any obligation or covenant of RAC Parent under this Agreement; (iv) RAC Parent’s portion of any Transaction Taxes determined pursuant to Section 2.03; (v) RAC Parent’s portion of any Transfer Taxes determined pursuant to Section 2.05; and (vi) any Standalone Taxes of RAC or any RAC Subsidiary for any Tax period.
(c)     For the avoidance of doubt, any Tax liability calculated pursuant to this Section 2.01, Section 2.02 or Section 2.03 shall be determined after the utilization of any net operating loss, capital loss or similar Tax attribute, and the Parties agree that no loss or diminution of any such Tax attribute shall be compensated hereunder. If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this

Section 2.01, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.01, showing such calculations in reasonable detail and supplying supporting documentation. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than thirty (30) days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it shall notify the Indemnified Party of its disagreement and set forth the basis for such disagreement in writing within ten (10) business days of receiving such calculations.
(d)     For purposes of this Agreement, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.
(e)     All indemnity payments pursuant to this Section 2.01 shall be treated as relating to periods ending on or prior to the Effective Time and shall be treated for all tax purposes as (i) a contribution of cash to RAC Parent pursuant to the Distribution Agreement or (ii) a reduction to the cash deemed to be contributed pursuant to clause (i), or to the extent the aggregate net indemnity payments to the HERC Parent Group and its Affiliates would exceed the amount of such deemed contributed cash, as a distribution with respect to stock of RAC Parent.
Section 2.02     2016 Consolidated Tax Payments.
(a)     On or prior to the Closing Date, HERC Parent shall, in good faith, estimate the Tax liability, if any, of the RAC Parent Group for Consolidated Taxes for which HERC Parent or any HERC Subsidiary is liable as the common parent, in each case for the taxable year ending on the Closing Date, and if any such liability is estimated, then the RAC Parent Group shall pay to HERC Parent an amount equal to the excess of such estimated liability over all amounts previously paid to HERC Parent by any members of the RAC Parent Group or paid to RAC Parent pursuant to any assignment of such payment by HERC Parent to RAC Parent for Consolidated Taxes for such taxable year (the amount of such payment, together with the amounts of such prior payments and assignments, the “Pre-Closing Payment Amount”). Such Tax liability shall be computed solely by reference to the members of the RAC Parent Group that are members of the HERC Parent Consolidated Group prior to the Closing Date, and shall be determined as though such members filed on a consolidated basis with RAC Parent as the common parent, taking into account the utilization of any net operating loss carryforward or other tax attribute of the RAC Parent Group determined as though such members had always filed on such basis. Notwithstanding the preceding sentence, in the case of any state or local Consolidated Taxes, such Tax liability shall be computed by multiplying the income or loss determined by reference to the members of the RAC Parent Group that are members of the HERC Parent Consolidated Group prior to the Closing Date by the apportionment or allocation factors (e.g., property, payroll, sales or similar factors) as reflected on the Tax Return for such Consolidated Tax for the relevant Tax period.
(b)     Following the filing of the HERC Parent Consolidated Returns for the taxable year including the Closing Date, HERC Parent shall calculate the Tax liability, if any, of the RAC Parent Group for Consolidated Taxes for such taxable year as reflected in such HERC Parent Consolidated Returns, and the RAC Parent Group shall pay to HERC Parent an amount equal to the difference between (x) the amount of such Liability and (y) the Pre-Closing Payment Amount, or if such difference is a negative number, HERC Parent shall pay, or cause to be paid, to RAC Parent an amount equal to such difference. Such Tax liability shall be computed in the same manner as the estimated Tax liability determined under Section 2.02(a).
(c)     HERC Parent shall prepare and deliver to RAC Parent a schedule showing in reasonable detail HERC Parent’s calculation of any amount payable by HERC Parent to RAC Parent pursuant to Section 2.02(b) or any amount payable by RAC Parent to HERC Parent pursuant to Section 2.02(a) or (b), as the case may be, and, subject to Section 5.01, RAC Parent shall pay to HERC Parent, or HERC Parent shall pay to RAC Parent, as applicable, the amount shown on such schedule no later than thirty (30) days following the delivery of such schedule by HERC Parent to RAC Parent.
Section 2.03    Transaction Taxes. Any Transaction Taxes attributable to a HERC Parent Disqualifying Action (but not any RAC Parent Disqualifying Action) shall be borne 100% by HERC Parent. Any Transaction Taxes attributable to a RAC Parent Disqualifying Action (but not any HERC Parent Disqualifying Action) shall be borne 100% by RAC Parent. Any Transaction Taxes (i) not attributable to any Disqualifying Action or (ii) attributable to both a HERC Parent Disqualifying Action and a RAC Parent Disqualifying Action shall be borne by HERC Parent and by RAC Parent in proportion to the relative fair market values of the stock of HERC Parent and of RAC Parent, based upon the 10-day volume-weighted average trading price (beginning with the trading day immediately following the Closing Date) of the stock of HERC Parent and RAC Parent. THC may make payments to RAC Parent in respect of any Transaction Taxes imposed on RAC Parent that are borne by RAC Parent pursuant to this Agreement, and HERC may make payments to HERC Parent in respect of any Transaction Taxes imposed on HERC Parent that are borne by HERC Parent pursuant to this Agreement.

Section 2.04     Preparation of Tax Returns.
(a)     Subject to the Transition Services Agreement, HERC Parent shall prepare and timely file (taking into account applicable extensions) all HERC Parent Consolidated Returns, and shall pay all Taxes (subject to any indemnification rights it may have against RAC Parent). HERC Parent shall provide copies of all HERC Parent Consolidated Returns for Pre-Closing Periods to RAC Parent for RAC Parent’s review and comment not less than 30 days prior to the due date for filing such HERC Parent Consolidated Returns (taking into account extensions). If HERC Parent and RAC Parent cannot reach agreement on any item with respect to such HERC Parent Consolidated Returns, such disagreement shall be resolved in accordance with Section 5.01. Each of HERC Parent and RAC Parent shall be responsible for filing Tax Returns of the members of the HERC Parent Group and of the RAC Parent Group, respectively, in respect of Standalone Taxes.
(b)     Unless otherwise required by a Taxing Authority, the Parties agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement.
(c)     Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by RAC Parent or any RAC Subsidiary on the Closing Date after the completion of the Distribution as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. HERC Parent shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.
(d)     RAC Parent shall make all decisions regarding any election (including a protective election) under Section 336(e) of the Code (and any corresponding provision under state or local tax law) with respect to the Spin-Offs and the HERC Parties shall cooperate as requested by RAC Parent in connection with making any such election.
Section 2.05    Payment of Sales, Use or Similar Taxes. All Transfer Taxes shall be borne equally by the HERC Parties on the one hand and RAC Parties on the other. Notwithstanding anything in Section 2.03 to the contrary, the Party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file such Tax Returns, subject to any reimbursement rights it may have against the other Party, which shall be paid in accordance with Section 2.01(c). RAC Parent, HERC Parent and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Taxing Authorities.

Section 2.06    Audits and Proceedings.
(a)     Notwithstanding any other provision hereof, if after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence or claim from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.01 in respect of Consolidated Taxes, the Indemnified Party shall promptly deliver such Tax Notice to the Indemnifying Party; provided, that HERC Parent shall deliver to RAC Parent any Tax Notice in respect of Transaction Taxes and provided further that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to deliver such Tax Notice. HERC Parent shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other administrative or judicial proceeding that relates to such Tax Notice; provided that RAC Parent shall have the right to handle, defend, conduct and control, at its own expense, the portion of any Tax audit or administrative or judicial proceeding (i) relating to Transaction Taxes or (ii) which could give rise to an indemnity claim against the RAC Parties pursuant to Section 2.01 (and HERC Parent shall have the right to participate, at its own expense, in any such audit or proceeding described in clauses (i) and (ii)). The party controlling such Tax audit or administrative or judicial proceeding shall have the right to compromise or settle any such Tax audit or proceeding that it has subject, in the case of a compromise or settlement that would materially and adversely affect the other party, to such party’s consent, which consent shall not be unreasonably withheld, provided that such consent shall not be required if the party controlling such Tax audit or proceeding agrees to indemnify the other party for any liabilities for Taxes resulting from such compromise or settlement. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or administrative or judicial proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within 30 days after a Final Determination of such Tax liability. For the avoidance of doubt, in the case of any such liability pertaining to a state or local Consolidated Tax, such liability will be determined pursuant to the principles set forth in the last sentence of Section 2.02(a), including apportionment factors, as recomputed pursuant to such Final Determination.
(b)     Each of HERC Parent and RAC Parent shall handle, defend, conduct and control Tax audits or administrative or judicial proceedings of any member of the HERC Parent Group and RAC Parent Group, respectively, in respect of Standalone Taxes.
Section 2.07    Amended Returns; Carrybacks.

(a)     Except as required by Law, without the prior written consent of RAC Parent or one of its Affiliates, HERC Parent may not amend or cause to be amended any HERC Parent Consolidated Return with respect to any Pre-Closing Period to the extent such amendment would reasonably be expected adversely to affect the Tax liability of any member of the RAC Parent Group, provided that such consent shall not be required if HERC Parent agrees to indemnify RAC Parent for any liabilities for Taxes resulting from such amendment. If RAC Parent requests that HERC Parent amend any HERC Parent Consolidated Return with respect to any Pre-Closing Period, HERC Parent shall promptly make such amendment unless (i) such amendment is not permitted by applicable Law, (ii) such amendment would result in a carryback of a federal income Tax Item as described in Section 2.07(b) (in which case such amendment shall be subject to Section 2.07(b)), or (iii) such amendment would reasonably be expected adversely to affect the Tax liability of any member of the HERC Parent Group, provided that HERC Parent shall make an amendment described in clause (iii) if RAC Parent agrees to indemnify HERC Parent for any liabilities for Taxes resulting from such amendment.
(b)     To the extent permitted by applicable Law, no member of the RAC Parent Group shall carry back any Tax Item in respect of Consolidated Taxes to a Pre-Closing Period. To the extent any such carryback is required by applicable Law, RAC Parent shall be entitled to the benefit of any resulting refund in accordance with Section 2.08.
(c)     Each of HERC Parent and RAC Parent may amend any Tax Returns of any member of the HERC Parent Group and RAC Parent Group, as the case may be, in respect of Standalone Taxes.
Section 2.08    Refunds. Any refund of Consolidated Taxes received from a Taxing Authority by any member of the HERC Parent Group or the RAC Parent Group with respect to a HERC Parent Consolidated Return shall be the property of the HERC Parent Group, except to the extent that such Tax refund relates to any Taxes for which the RAC Parent Group is responsible under this Agreement. Each of HERC Parent and RAC Parent shall be entitled to any Tax refunds of the members of the HERC Parent Group and RAC Parent Group, respectively, in respect of Standalone Taxes. If HERC Parent or its Affiliates, or RAC Parent and its Affiliates, receives a refund to which the other Party and its Affiliates is entitled pursuant to this agreement, the Party receiving such refund shall promptly pay to the other Party the amount of such refund, net of any out-of-pocket costs (including Taxes) incurred in connection with securing and receiving such refund. If any such refund is subsequently disallowed by the relevant Taxing Authority, the applicable Party shall promptly make a reconciling payment to the other Party.
Section 2.09    Earnings and Profits Allocation. HERC Parent will advise RAC Parent in writing of the decrease in HERC Parent earnings and profits attributable to the

Distribution under Section 312(h) of the Code on or before the first anniversary of the Distribution.
ARTICLE III

TAX-FREE STATUS OF THE DISTRIBUTION
Section 3.01    Representations and Warranties.
(a)     RAC Parent. RAC Parent hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in (i) the IRS Ruling, (ii) the Opinions, (iii) each submission to the IRS in connection with the IRS Ruling, (iv) the representation letters from HERC Parent and RAC Parent addressed to Counsel and to KPMG, LLP supporting the Opinions, and (v) any other materials delivered or deliverable by HERC Parent or RAC Parent in connection with the rendering of the Opinions and the issuance by the IRS of the IRS Ruling (all of the foregoing, collectively, the “Tax Materials”), to the extent descriptive of the RAC Parent Group (including the plans, proposals, intentions and policies of the RAC Parent Group), are, or will be from the time represented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.
(b)     HERC Parent. HERC Parent hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, to the extent descriptive of the HERC Parent Group (including the plans, proposals, intentions and policies of the HERC Parent Group), are, or will be from the time represented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.
(c)    No Contrary Knowledge. Each of HERC Parent and RAC Parent represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Spin-Offs to be other than the Tax-Free Status of the Transactions.
(d)    No Contrary Plan. Each of HERC Parent and RAC Parent represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.
Section 3.02    Restrictions Relating to the Distribution.
(a)    General. Neither HERC Parent nor RAC Parent shall, nor shall HERC Parent or RAC Parent permit any HERC Subsidiary or any RAC Subsidiary, respectively,

to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of HERC Parent Disqualifying Action and RAC Parent Disqualifying Action, respectively.
(b)    Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), the following restrictions shall apply, respectively, to HERC Parent and RAC Parent:
(i)    each of HERC Parent and RAC Parent shall continue and cause to be continued the active conduct of the Equipment Rental Business and the Car Rental Business, respectively, (as such terms are defined in the submissions to the IRS in connection with the IRS Ruling), in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution.
(ii)    neither HERC Parent nor RAC Parent shall voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes).
(iii)    neither HERC Parent nor RAC Parent shall (A) enter into any HERC Parent Proposed Acquisition Transaction or RAC Parent Proposed Acquisition Transaction (as applicable) or, to the extent HERC Parent or RAC Parent (as applicable) has the right to prohibit any HERC Parent Proposed Acquisition Transaction or RAC Parent Proposed Acquisition Transaction (as applicable), permit any such HERC Parent Proposed Acquisition Transaction or RAC Parent Proposed Acquisition Transaction to occur, (B) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (C) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, in each case, to the extent affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (D) merge or consolidate with any other Person or (E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) that in the aggregate (and taking into account any other transactions described in this Section 3.02(b)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in HERC Parent or RAC Parent (as applicable) or otherwise jeopardize the Tax-Free Status of the Transactions.

(iv)    Neither HERC Parent nor RAC Parent shall, and neither shall permit any member of its respective SAG to, sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the gross assets of RAC Parent or HERC Parent, as applicable, or more than 30% of the consolidated gross assets of RAC Parent or HERC Parent, as applicable, and members of their respective SAG. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of RAC Parent or HERC Parent (or any member of their respective SAG). The percentages of gross assets or consolidated gross assets of RAC Parent, HERC Parent or their respective SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of RAC Parent or HERC Parent, as applicable, and the members of their respective SAG as of the Closing Date. For purposes of this Section 3.02(b)(iv), a merger of RAC Parent or HERC Parent (or a member of their respective SAG) with and into any Person shall constitute a disposition of all of the assets of RAC Parent, HGH or such member, as applicable.
(c)    Notwithstanding the restrictions imposed by Section 3.02(b), during the Restriction Period, each of the Parties may proceed with any of the actions or transactions described therein, if (i) such Party obtains an Unqualified Tax Opinion, reasonably satisfactory to the other Parties, to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions, (ii) HERC Parent obtains a supplemental ruling from the IRS (in the case of an action or transaction with respect to the RAC Parent Group, at RAC Parent’s request and expense) that such action or transaction will not affect the Tax-Free Status of the Transactions or (iii) the other Parties shall have waived in writing the requirement to obtain such ruling or opinion.
(d)    Notice of Certain Transactions. If HERC Parent or RAC Parent proposes to enter into any Section 3.02(d) Acquisition Transaction or, to the extent HGH or RAC Parent (as applicable) has the right to prohibit any Section 3.02(d) Acquisition Transaction, proposes to permit any Section 3.02(d) Acquisition Transaction to occur, in each case, during the Restriction Period, HERC Parent or RAC Parent (as applicable) shall provide the other party, no later than ten (10) days following the signing of any written agreement with respect to any Section 3.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of capital stock to be issued in such transaction).

(e)    Tax Reporting. Each of HERC Parent and RAC Parent covenants and agrees that it will not take, and will cause the HERC Subsidiaries or the RAC Subsidiaries, as applicable, to refrain from taking, any position on any income or franchise Tax Return that is inconsistent with the Tax-Free Status of the Transactions.
Section 3.03    Procedures Regarding Opinions and Rulings.
(a)    If RAC Parent notifies HERC Parent that it desires to take one of the actions described in Section 3.02(b) (a “Notified Action”), HERC Parent shall cooperate with RAC Parent and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental ruling from the IRS or an Unqualified Tax Opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion) for the purpose of permitting RAC Parent to take the Notified Action unless HERC Parent shall have waived the requirement to obtain such ruling or opinion; provided that HERC Parent shall not be required to make (or cause a HERC Subsidiary to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. If such a ruling is to be sought, HERC Parent shall apply for such ruling and HERC Parent and RAC Parent shall jointly control the process of obtaining such ruling. In no event shall HERC Parent be required to file any ruling request under this Section 3.03(a) unless RAC Parent represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the RAC Parent Group contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. RAC Parent shall reimburse HERC Parent for all reasonable costs and expenses incurred by the HERC Parent Group in obtaining a ruling or Unqualified Tax Opinion requested by RAC Parent within thirty (30) days after receiving an invoice from HERC Parent therefor.
(b)    If HERC Parent notifies RAC Parent that it desires to take a Notified Action, RAC Parent shall (and shall cause each RAC Subsidiary to) cooperate with HERC Parent and take any and all actions reasonably requested by HERC Parent in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided that RAC Parent shall not be required to make (or cause a RAC Subsidiary to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining such ruling, HERC Parent shall apply for such ruling and HERC Parent and RAC Parent shall jointly control the process of obtaining such ruling. HERC Parent shall reimburse RAC Parent for all reasonable costs and expenses incurred by the RAC Parent Group in obtaining a ruling or Unqualified Tax Opinion requested by HERC Parent within thirty (30) days after receiving an invoice from RAC Parent therefor.

(c)    Except as provided in Sections 3.03(a) and (b), neither RAC Parent nor HERC Parent (or any Affiliate thereof) shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Spin-Offs (including the impact of any transaction on the Spin-Offs) without the consent of the other Party, such consent not to be unreasonably withheld.
ARTICLE IV

COOPERATION
Section 4.01    General Cooperation. The Parties shall each cooperate (and each shall cause its respective Subsidiaries to cooperate) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, at each Party’s own cost:
(a)    the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(b)    the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries;
(c)    the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;
(d)    the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries; and
(e)    in the case of participation in any audit or administrative proceeding as provided in Section 2.06 by any Party, the Party controlling such audit or proceeding shall provide the participating Party with copies of the relevant portions of all correspondence with the relevant Taxing Authority and other relevant documentation, and shall permit the participating Party to attend, but not control, such audits and proceedings.
Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.
Section 4.02    Retention of Records. HERC Parent and RAC Parent shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate, provided, for the avoidance doubt, that in the case of records or documents relating to a net operating loss or capital loss carryforward, such records shall be maintained until sixty (60) days after the expiration of the statute of limitations for the taxable period to which such loss is carried and utilized, or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
ARTICLE V

MISCELLANEOUS
Section 5.01    Dispute Resolution. The Parties shall appoint a nationally-recognized independent public accounting firm (the “Accounting Firm”) to resolve any dispute as to matters covered by this Agreement. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the Parties and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination only in favor of either the HERC Parties or the RAC Parties. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final, conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of HERC Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.
Section 5.02    Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between HERC Parent or a HERC Subsidiary, on the one hand, and RAC Parent or a RAC Subsidiary, on the other (other than this Agreement, the Distribution Agreement and any other Ancillary Agreement), shall be or shall have been either (a) terminated no later than the Effective Time and, after the Effective Time, none of HERC Parent or a HERC Subsidiary, or RAC Parent or a RAC Subsidiary shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement or (b) assumed by members of the RAC Parent Group.
Section 5.03    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9% if it is higher.
Section 5.04    Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.
Section 5.05    Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of HERC Parent without the prior approval of any Person, including RAC Parent. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

Section 5.06    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.
Section 5.07    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among or on behalf of the Parties hereto with respect to the subject matter of this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Distribution Agreement, the provisions of this Agreement shall govern and control.
Section 5.08    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto, except that such Party may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article II with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 5.09    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.
Section 5.10    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
Section 5.11    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, and clause are references to the Articles, Sections and clauses of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) HGH and RAC Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.
Section 5.12    Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually-executed counterpart of this Agreement.
Section 5.13    Employee Matters. Any items of deduction in respect of equity-based awards to employees of the HERC Parent Group or the RAC Parent Group arising in Post-Closing Periods shall be the property of the relevant employer and its Affiliates, and the Parties shall file their Tax Returns accordingly. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.
Section 5.14    Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

Section 5.15    Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To HERC Parent:
[______]
To RAC Parent:
[______]
Section 5.16    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
Herc Holdings Inc.
By: /s/
    Name:
    Title:
Herc Rentals Inc.
By: /s/
    Name:
    Title:
The Hertz Corporation
By: /s/
    Name:
    Title:
Hertz Global Holdings, Inc.
By: /s/
    Name:
    Title:

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